EXHIBIT 99.1

Investor Contact:	Press Contact:
Nik Singhal	Brian Beades
212.810.5427	212.810.5596

BlackRock Capital Investment Corporation Reports Financial Results for the Quarter Ended March 31, 2022, Declares Quarterly Cash Distribution of $0.10 per Share

•	GAAP Net Investment Income (“GAAP NII”) was $6.5 million, or $0.09 per share, up 9% from the prior quarter, providing first quarter distribution coverage of 88%, up from 80% in the prior quarter.
•

Adjusted Net Investment Income[1] (“Adjusted NII”) was $6.0 million, or $0.08 per share, providing first quarter adjusted distribution coverage of 82%, down slightly from 84% in the prior quarter. GAAP NII and Adjusted NII include fee and other one-time income of $0.01 per share.

•

Net Asset Value (“NAV”) decreased slightly to $346.9 million, down 0.8% from $349.7 million at the end of 2021; NAV per share decreased by 0.6% to $4.70 per share from $4.73 per share at the end of 2021.

•

Gross deployments totaled $44.0 million during the first quarter, substantially all in senior secured debt. During the first quarter, 9 new portfolio companies were added, bringing total portfolio companies at quarter-end to 93, up from 86 at the end of 2021 and 55 at the end of 2020. Gross repayments during the first quarter were $78.7 million, including $45.2 million from full repayment and exit of St. George Warehousing and Trucking Co. (“St. George”), previously the Company’s largest investment.

•

Net leverage was 0.46x as of March 31, 2022, and was down from 0.56x as of December 31, 2021, primarily driven by net investment dispositions during the first quarter. Total available liquidity for deployment into portfolio company investments, including cash, was approximately $248 million, subject to leverage and borrowing base restrictions.

•

Under the existing share repurchase program, 106,308 shares were repurchased during the first quarter for approximately $0.4 million at an average price of $4.14 per share, including brokerage commissions.

•

On April 21, 2022, the Company entered into a Master Note Purchase Agreement (the “Note Purchase Agreement”) governing the issuance of $92.0 million in aggregate principal amount of senior unsecured notes (the “Notes”) in two tranches to qualified institutional investors in a private placement. The Company will issue $35 million in aggregate principal amount of Notes with a fixed interest rate of 5.82% and $57 million in aggregate principal amount of Notes bearing interest at a rate equal to the Secured Overnight Financing Rate (“SOFR”) plus 3.14%. The Notes will be issued at a closing expected to occur on June 9, 2022, subject to customary closing conditions. The Notes will mature on December 9, 2025 unless redeemed, purchased or prepaid prior to such date. For more information, please refer to the Form 8-K as filed with the Securities and Exchange Commission (“SEC”) on April 22, 2022.

New York, May 2, 2022 – BlackRock Capital Investment Corporation (NASDAQ:BKCC) (“BCIC” or the “Company,” “we,” “us” or “our”) announced today that its Board of Directors declared a quarterly distribution of $0.10 per share, payable on July 7, 2022 to stockholders of record at the close of business on June 16, 2022.

______________________________________

1Adjusted NII excludes the “hypothetical liquidation” basis capital gains incentive fee accrual (reversal) required under GAAP of approximately $(0.5) million in the first quarter of 2022 and $0.3 million in the fourth quarter of 2021, respectively (refer to Supplemental Information for further details).

“We started 2022 with solid progress on our commitment to draw upon the power of the BlackRock platform to build a diversified portfolio with solid risk-adjusted returns, focusing on senior secured debt and first lien loans in particular. We added nine new portfolio companies, each of which was a first lien investment. We ended the quarter with 93 portfolio companies, up from 86 at the end of 2021, 55 at the end of 2020, and 47 at the end of 2019. Gross deployments were $44 million in the first quarter – almost entirely in first lien loans. Approximately 72% of the portfolio consists of first lien investments, fairly consistent with the prior quarter-end, and up from 50% at the end of 2020 and 34% at the end of 2019,” said James E. Keenan, Chairman and Interim CEO of the Company. “We also experienced prepayments in the quarter of approximately $79 million, of which $45 million was from the full exit and repayment of St. George, previously our largest portfolio company by fair value. The investment in St. George, which was initiated in 2018, resulted in a 12.4% IRR to the Company. While the St. George exit will have the immediate impact of reducing leverage and investment income, it also reduces exposure to a large single issuer and facilitates further portfolio diversification,” Mr. Keenan added.

	March 31, 2022	December 31, 2021	December 31, 2020	December 31, 2019
Portfolio Composition
First Lien Debt	72%	74%	50%	34%
Second Lien Debt	20%	19%	27%	23%
Junior Capital[1]	8%	7%	23%	43%

Portfolio Company Count	93	86	55	47
Non-Core Assets
Portfolio Company Count[2]	5	5	6	9
Fair Market Value ("FMV", in Millions)	26	26	42	120
% of investments, at FMV	5%	5%	9%	16%

[1]	Includes unsecured/subordinated debt and equity investments.
[2]	Excludes portfolio companies with zero FMV.

“As previously announced, on April 21, 2022, we accessed the private placement market to issue Notes in an aggregate principal amount of $92.0 million. The Notes have a delayed funding date of June 9, 2022. We anticipate using the proceeds from the Notes as well as availability under our revolver to redeem our $143.75 million of outstanding 5.00% unsecured convertible debt at or prior to its June 15, 2022 maturity date. We are pleased with the execution we obtained on the Notes including the issuance size, pricing and prepayment features. Our net leverage was 0.46x at March 31, 2022, down from 0.56x at the end of 2021, due to net repayments we received during the first quarter. We continue to have ample leverage capacity as we pursue disciplined portfolio growth that we expect will be accretive to NII and provide increased dividend coverage for our stockholders.” Mr. Keenan concluded.

Financial Highlights

	Q1 2022		Q4 2021		Q1 2021
($'s in millions, except per share data) [2]	Total Amount	Per Share	Total Amount	Per Share	Total Amount	Per Share

Net Investment Income/(loss)	$6.5	$0.09	$5.9	$0.08	$4.2	$0.06
Net realized and unrealized gains/(losses)	$(1.0)	$(0.01)	$0.7	$0.01	$12.0	$0.16
Basic earnings/(losses)	$5.5	$0.07	$6.7	$0.09	$16.2	$0.22
Distributions declared	$7.4	$0.10	$7.4	$0.10	$7.4	$0.10
Net Investment Income/(loss), as adjusted[1]	$6.0	$0.08	$6.2	$0.08	$4.2	$0.06
Basic earnings/(losses), as adjusted[1]	$5.1	$0.07	$6.9	$0.09	$16.2	$0.22

1Non-GAAP basis financial measure, excluding the hypothetical liquidation basis capital gain incentive fee accrual (reversal) under GAAP. See Supplemental Information.

2Totals may not foot due to rounding

($'s in millions, except per share data)	March 31, 2022	December 31, 2021	March 31, 2021

Total assets	$533.3	$572.0	$483.5
Investment portfolio, at FMV	$517.8	$552.6	$458.3
Debt outstanding	$171.6	$196.9	$141.5
Total net assets	$346.9	$349.7	$322.9
Net asset value per share	$4.70	$4.73	$4.35
Net leverage ratio[1]	0.46x	0.56x	0.38x

[1]	Calculated as the ratio between (A) debt, excluding unamortized debt issuance costs, less available cash and receivable for investments sold, plus payables for investments purchased, and (B) NAV.

Business Updates

•

Issuance of Senior Unsecured Debt: On April 21, 2022, the Company entered into the “Note Purchase Agreement” governing the issuance on June 9, 2022, of $92.0 million in aggregate principal amount of Notes in two tranches to qualified institutional investors in a private placement. The Company will issue $35.0 million in aggregate principal amount of Notes with a fixed interest rate of 5.82%, and $57.0 million in aggregate principal amount of Notes bearing interest at a rate equal to SOFR plus 3.14%. The Notes have a maturity date of December 9, 2025. The Company may prepay the Notes at its option, subject to a prepayment premium, in an amount equal to 2% during the first year, 1% during the 2nd year, 0.5% during the 3rd year and zero thereafter. In addition, the Company will be obligated to offer to repay the Notes at par if certain change in control events occur. The Notes are general unsecured obligations of the Company that rank pari passu with all outstanding and future unsecured unsubordinated indebtedness issued by the Company. Additionally, the Company has entered into an interest rate swap agreement with a notional value of $35.0 million for the first three years of the Notes’ term, pursuant to which the Company will pay a floating rate of interest equal to SOFR and will receive a fixed rate of interest equal to 2.633%. For more information, please refer to the Form 8-K as filed with the SEC on April 22, 2022.

•

Other Junior Capital Exposure: As of March 31, 2022, the Company’s other junior capital (including unsecured/subordinated debt and equity) exposure, excluding non-core assets, remained low at 6% of the portfolio, consistent with the prior quarter, and down from 21% at December 31, 2020, and 40% at December 31, 2019.

•

Share Repurchase Program: On November 2, 2021, the Company’s Board of Directors authorized the Company to purchase up to a total of 8,000,000 shares, effective until the earlier of November 2, 2022, or such time that all the authorized shares have been repurchased. During the first quarter, 106,308 shares were repurchased for $440,237 at an average price of $4.14 per share, including brokerage commissions. As of March 31, 2022, 7,800,586 shares remained authorized for repurchase.

First Quarter Financial Updates

•

GAAP NII was $6.5 million, or approximately $0.09 per share, for the three months ended March 31, 2022 (and Adjusted NII was $6.0 million or $0.08 per share). Relative to distributions declared of $0.10 per share, GAAP NII distribution coverage was 88%, up from 80% from the prior quarter; Adjusted NII distribution coverage was 82% for the first quarter, down slightly from 84% in the prior quarter. As we continue to re-deploy capital into assets consistent with our core strategy, we expect our earnings power to improve in the coming quarters.

•	NAV decreased modestly to $346.9 million at March 31, 2022, down 0.8% from $349.7 million at December 31, 2021. NAV per share decreased 0.6% to $4.70 per share quarter-over-quarter.
•	For the quarter ended March 31, 2022, we incurred management fees of $2.1 million, and incentive fees based on income of $19,013.
•

GAAP requires that the capital gains incentive fee accrual consider unrealized capital appreciation, as a capital gains incentive fee would be payable if such unrealized capital appreciation were realized on a “hypothetical liquidation” basis. Additionally, if the resulting calculation amount is negative, the accrual for GAAP in a given period may result in the reduction or reversal of incentive fees on capital gains accrued in a prior period. For the quarter ended March 31, 2022, a capital gains incentive fees reduction of $(0.5) million was recorded on that basis (refer to Supplemental Information below for further details). At March 31, 2022, the balance of accrued incentive fees on capital gains was approximately $1.1 million. However, such amount was not realized nor payable as of such date. There can be no assurance that such unrealized capital appreciation will actually be realized in the future, or that any accrued capital gains incentive fee will become payable under our investment management agreement or the Investment Advisers Act of 1940. Amounts ultimately paid under the investment management agreement will be consistent with the formula reflected in the agreement.

Portfolio and Investment Activity*

	Three Months Ended
($’s in millions)	March 31, 2022	December 31, 2021	March 31, 2021

Investment deployments	$44.0	$68.5	$54.9
Investment exits	$78.7	$75.7	$88.0
Number of portfolio company investments at the end of period	93	86	60
Weighted average yield of debt and income producing equity securities, at FMV	8.5%	8.7%	8.5%
% of Portfolio invested in Secured debt, at FMV	92%	93%	86%
% of Portfolio invested in Unsecured debt, at FMV	5%	5%	6%
% of Portfolio invested in Equity, at FMV	3%	2%	8%
Average investment by portfolio company, at amortized cost	$6.3	$7.1	$9.4

*Balance sheet amounts and yield information above are as of period end

•	We deployed $44.0 million during the quarter while exits and repayments totaled $78.7 million, resulting in a $34.7 million net decrease in our portfolio.
▪	Deployments consisted of nine new portfolio companies and primarily six investments/funding into existing portfolio companies, which are outlined as follows:

New Portfolio Companies

▪

$9.4 million SOFR (“S”) + 6.00% first lien term loan, $0.7 million unfunded delayed draw term loan and $0.7 million unfunded revolver to Alpine Acquisition Corp II (48Forty), a provider of recycled wood pallet solutions;

▪

$7.9 million S + 8.50% first lien delayed draw term loan (with an additional $7.3 million unfunded) to Elevate Brands OpCo LLC, a consolidator of small- to medium-sized brands that sell through Amazon’s third-party platform;

▪	$4.7 million S + 6.50% first lien term loan, and $6.7 million unfunded delayed draw term loan to Greystone Select Company II, LLC, a real estate investment firm;
▪	$3.8 million S + 6.50% first lien term loan to Terraboost Media Operating Company, LLC, a media and wellness company;
▪	$2.8 million S + 7.00% first lien term loan to Alphasense, Inc., an enterprise SaaS company that offers an AI-based search engine for market intelligence;
▪	$2.6 million S + 6.50% first lien term loan to Reveal Data Corporation et al, an artificial intelligence enhanced eDiscovery software platform;
▪	$2.3 million S + 7.50% first lien term loan to Nvest, Inc., a business-to-business enterprise-level software provider targeting the retail banking and wealth advisory sector;
▪	$1.9 million S + 6.25% first lien term loan and $0.7 million unfunded revolver to Emerald Technologies (U.S.) AcquisitionCo, Inc., an electronic manufacturing services provider; and
▪	$1.9 million S + 7.50% first lien term loan to Elastic Path Software Inc., a provider of enterprise e-commerce software solutions.

Incremental Investment/Funding Primarily in the Following Existing Portfolio Companies

▪	$2.0 million of S + 7.25% first lien term loan to Keep Truckin, Inc.;
▪	$1.6 million of S + 7.00% first lien term loan to ESO Solutions, Inc.;
▪	$0.8 million LIBOR (“L”) + 9.00% first lien delayed draw term loan funding to Razor Group GmbH;
▪	$0.7 million L + 6.50% first lien delayed draw term loan funding to Homerenew Buyer, Inc.;
▪	$0.5 million L + 6.00% first lien delayed draw term loan funding to Tempus, LLC.; and
▪	$0.5 million L + 6.25% first lien revolver funding to Dude Solutions Holdings, Inc.

▪	Sales, exits, and repayments were primarily concentrated in three portfolio company investments:
▪	$45.2 million full repayment of first lien loans in St. George Warehousing & Trucking Co. of California, Inc., previously our largest investment position;
▪	$16.4 million full repayment of first lien term loan in WH Buyer, LLC; and
▪	$15.0 million full repayment of first lien delayed draw term loan in FinancialForce.com, Inc.
•

During the quarter ended March 31, 2022, there were no new non-accrual investments. As of March 31, 2022, there were three non-accrual investment positions, representing approximately 4.5% and 14.1% of total debt and preferred stock investments, at fair value and cost, respectively, as compared to three non-accrual investment positions of approximately 4.2% and 13.4% of total debt and preferred stock investments at fair value and cost, respectively, as of December 31, 2021. The weighted average internal investment rating of the portfolio at FMV at March 31, 2022 declined slightly to 1.25 as compared to 1.21 at December 31, 2021 and improved from 1.72 at March 31, 2021.

•	During the quarter ended March 31, 2022, net realized and unrealized losses were $(1.0) million, primarily attributable to spread widening during the quarter.

Liquidity and Capital Resources

•

At March 31, 2022, we had $10.6 million in cash and cash equivalents and $237.0 million of availability under our credit facility, subject to leverage restrictions, resulting in approximately $247.6 million of availability for deployment into portfolio company investments. Committed but unfunded portfolio obligations at March 31, 2022 were $60.8 million, at par. We believe there is sufficient liquidity to meet all of the Company’s obligations and deploy new capital consistent with our strategy.

•

Net leverage, adjusted for available cash, receivables for investments sold, payables for investments purchased and unamortized debt issuance costs, was 0.46x at quarter-end, and our 299% asset coverage ratio provided the Company with additional debt capacity of $237.0 million under its asset coverage requirements, subject to borrowing capacity and borrowing base restrictions. Further, as of March 31, 2022, approximately 87% of our assets were invested in qualifying assets, exceeding the 70% regulatory requirement of a business development company.

•	For the first quarter of 2022, the Company declared a cash dividend of $0.10 per share, payable on July 7, 2022 to stockholders of record at the close of business on June 16, 2022.

Conference Call

BlackRock Capital Investment Corporation will host a webcast/teleconference at 10:00 a.m. (Eastern Time) on Monday, May 2, 2022, to discuss its first quarter 2022 financial results. All interested parties are welcome to participate. You can access the teleconference by dialing, from the United States, (888) 220-8451 or from outside the United States, +1(313) 209-6544, 10 minutes before 10:00 a.m. and referencing the BlackRock Capital Investment Corporation Conference Call (ID Number 7408737). A live, listen-only webcast will also be available via the Investor Relations section of www.blackrockbkcc.com. This teleconference can also be accessed using Microsoft Edge, Google Chrome, or Firefox via this link: BlackRock Capital Investment Corporation First Quarter 2022 Earnings Call. Once clicked-on, please enter your information to be connected. Please note that the link becomes active fifteen minutes prior to the scheduled start time.

Both the teleconference and webcast will be available for replay by 1:00 p.m. on Monday, May 2 and ending at 1:00 p.m. on Monday, May 16, 2022.  To access the replay of the teleconference, callers from the United States should dial (888) 203-1112 and callers from outside the United States should dial +1(719) 457-0820 and enter the Conference ID Number 7408737.  To access the webcast, please visit the investor relations section of www.blackrockbkcc.com.

Prior to the webcast/teleconference, an investor presentation that complements the earnings conference call will be posted to BlackRock Capital Investment Corporation’s website within the Presentations section of the Investors page (https://www.blackrockbkcc.com/investors/news-and-events/disclaimer).

About BlackRock Capital Investment Corporation

BlackRock Capital Investment Corporation is a business development company that provides debt and equity capital to middle-market companies.

The Company's investment objective is to generate both current income and capital appreciation through debt and equity investments. We invest primarily in middle-market companies in the form of senior debt securities and loans, and our investment portfolio may include junior secured and unsecured debt securities and loans, each of which may include an equity component.

BlackRock Capital Investment Corporation

Consolidated Statements of Assets and Liabilities

	March 31, 2022	December 31, 2021
Assets	(Unaudited)
Investments at fair value:
Non-controlled, non-affiliated investments (cost of $487,539,706 and $520,501,274)	$491,006,357	$526,504,945
Non-controlled, affiliated investments (cost of $4,974,043 and $5,027,616)	4,660,863	4,131,978
Controlled investments (cost of $89,097,765 and $89,097,765)	22,083,000	21,927,071
Total investments at fair value (cost of $581,611,514 and $614,626,655)	517,750,220	552,563,994
Cash and cash equivalents	10,588,855	12,750,121
Interest, dividends and fees receivable	2,837,619	3,671,722
Deferred debt issuance costs	1,398,905	1,511,418
Receivable for investments sold	83,157	690,550
Prepaid expenses and other assets	607,910	788,469
Total assets	$533,266,666	$571,976,274
Liabilities
Debt (net of deferred issuance costs of $194,703 and $425,272)	$171,555,297	$196,875,330
Distributions payable	7,380,270	7,392,972
Interest and debt related payables	2,371,204	601,379
Management fees payable	2,059,864	2,122,519
Income incentive fees payable	19,013	170,002
Accrued capital gains incentive fees	1,073,068	1,544,569
Accrued administrative expenses	365,507	384,225
Payable for investments purchased	21,196	11,679,798
Accrued expenses and other liabilities	1,516,805	1,553,507
Total liabilities	186,362,224	222,324,301
Net assets
Common stock, par value $.001 per share, 200,000,000 common shares authorized, 84,478,251 and 84,478,251 issued and 73,770,679 and 73,876,987 outstanding	84,478	84,478
Paid-in capital in excess of par	848,022,547	852,360,178
Distributable earnings (losses)	(432,272,960)	(434,303,297)
Treasury stock at cost, 10,707,572 and 10,601,264 shares held	(68,929,623)	(68,489,386)
Total net assets	346,904,442	349,651,973
Total liabilities and net assets	$533,266,666	$571,976,274
Net assets per share	$4.70	$4.73

BlackRock Capital Investment Corporation

Consolidated Statements of Operations

	Three Months Ended (Unaudited)
	March 31, 2022	March 31, 2021
Investment income
Interest income (excluding PIK):
Non-controlled, non-affiliated investments	$11,606,903	$8,049,250
Non-controlled, affiliated investments	—	11,867
Controlled investments	—	583,200
PIK interest income:
Non-controlled, non-affiliated investments	123,018	780,679
Non-controlled, affiliated investments	115,896	119,029
Dividend income (excluding PIK):
Non-controlled, affiliated investments	—	71,500
Controlled investments	—	511,067
PIK dividend income:
Non-controlled, non-affiliated investments	75,882	—
Other income:
Non-controlled, non-affiliated investments	260,588	146,032
Total investment income	12,182,287	10,272,624
Expenses:
Interest and other debt expenses	2,728,951	2,753,096
Management fees	2,059,864	1,799,766
Incentive fees on income	19,013	—
Incentive fees on capital gains(1)	(471,501)	—
Administrative expenses	365,507	322,115
Professional fees	302,857	412,159
Insurance expense	199,758	199,364
Director fees	153,125	153,125
Investment advisor expenses	25,819	87,500
Other operating expenses	303,799	355,282
Total expenses, before incentive fee waiver	5,687,192	6,082,407
Incentive fee waiver	—	—
Total expenses, net of incentive fee waiver	5,687,192	6,082,407
Net investment income(1)	6,495,095	4,190,217
Realized and Unrealized Gain (Loss):
Net realized gain (loss):
Non-controlled, non-affiliated investments	825,913	(646,274)
Non-controlled, affiliated investments	—	(7,989,591)
Controlled investments	—	(2,290,143)
Net realized gain (loss)	825,913	(10,926,008)
Net change in unrealized appreciation (depreciation):
Non-controlled, non-affiliated investments	(2,537,021)	9,868,556
Non-controlled, affiliated investments	582,458	6,834,973
Controlled investments	155,929	6,137,248
Foreign currency translation	—	96,019
Net change in unrealized appreciation (depreciation)	(1,798,634)	22,936,796
Net realized and unrealized gain (loss)	(972,721)	12,010,788
Net Increase (Decrease) in Net Assets Resulting from Operations	5,522,374	16,201,005
Net Investment Income Per Share—basic(1)	$0.09	$0.06
Earnings (Loss) Per Share—basic(1)	$0.07	$0.22
Weighted Average Shares Outstanding—basic	73,822,190	74,436,429
Net Investment Income Per Share—diluted(1)	$0.09	$0.06
Earnings (Loss) Per Share—diluted(1)	$0.07	$0.20
Weighted Average Shares Outstanding—diluted	90,815,927	91,430,166
(1)

Net investment income and per share amounts displayed above are net of the reversal for incentive fees on capital gains which is reflected on a hypothetical liquidation basis in accordance with GAAP for the three months ended March 31, 2022. Refer to Supplemental Information section below for further details and as adjusted figures that reflect that there were no incentive fees on capital gains realized and payable to the Advisor during such periods.

Supplemental Information

The Company reports its financial results on a generally accepted accounting principles (“GAAP”) basis; however, management believes that evaluating the Company’s ongoing operating results may be enhanced if investors have additional non-GAAP basis financial measures. Management reviews non-GAAP financial measures to assess ongoing operations and, for the reasons described below, considers them to be effective indicators, for both management and investors, of the Company’s financial performance over time. The Company’s management does not advocate that investors consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

The Company records its liability for incentive fees based on capital gains by performing a hypothetical liquidation basis calculation at the end of each reporting period, as required by GAAP, which assumes that all unrealized capital appreciation and depreciation is realized as of the reporting date. It should be noted that incentive fees based on capital gains (if any) are not due and payable until the end of the annual measurement period, or every June 30. The incremental incentive fees disclosed for a given period are not necessarily indicative of actual full year results. Changes in the economic environment, financial markets and other parameters used in determining such estimates could cause actual results to differ and such differences could be material. There can be no assurance that unrealized capital appreciation and depreciation will be realized in the future, or that any accrued capital gains incentive fee will become payable. Incentive fee amounts on capital gains actually paid by the Company will specifically exclude consideration of unrealized capital appreciation, consistent with requirements under the Investment Advisers Act of 1940 and the Company’s investment management agreement. For a more detailed description of the Company’s incentive fees, please refer to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2021, on file with the Securities and Exchange Commission ("SEC").

Computations for the periods below are derived from the Company's financial statements as follows:

	Three Months Ended
	March 31, 2022	March 31, 2021
GAAP Basis:
Net Investment Income	$6,495,095	$4,190,217
Net Investment Income per share	0.09	0.06
Addback: GAAP incentive fee (reversal) based on capital gains	(471,501)	—
Addback: GAAP incentive fee based on Income net of incentive fee waiver	19,013	—
Pre-Incentive Fee[1]:
Net Investment Income	$6,042,607	$4,190,217
Net Investment Income per share	0.08	0.06
Less: Incremental incentive fee based on Income net of incentive fee waiver	(19,013)	—
As Adjusted[2]:
Net Investment Income	$6,023,594	$4,190,217
Net Investment Income per share	0.08	0.06
[1]	Pre-Incentive Fee: Amounts are adjusted to remove all incentive fees. Such fees have been accrued (reversed) but are not due and payable at the reporting date.
[2]

As Adjusted: Amounts are adjusted to remove the GAAP accrual (reversal) for incentive fee based on capital gains, and to include only the incremental incentive fee based on income. Adjusted amounts reflect the fact that no incentive fee on capital gains was realized and payable to the Advisor during the three months ended March 31, 2022 and 2021, respectively. Under the Current Management Agreement, incentive fee based on income is calculated for each calendar quarter and may be paid on a quarterly basis if certain thresholds are met. Amounts reflect the Company's ongoing operating results and reflect the Company's financial performance over time.

Forward-looking statements

This press release, and other statements that BlackRock Capital Investment Corporation may make, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to BlackRock Capital Investment Corporation’s future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.

BlackRock Capital Investment Corporation cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which may change over time. Forward-looking statements speak only as of the date they are made, and BlackRock Capital Investment Corporation assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to factors previously disclosed in BlackRock Capital Investment Corporation’s SEC reports and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: (1) our future operating results; (2) our business prospects and the prospects of our portfolio companies; (3) the impact of investments that we expect to make; (4) our contractual arrangements and relationships with third parties; (5) the dependence of our future success on the general economy and its impact on the industries in which we invest; (6) the financial condition of and ability of our current and prospective portfolio companies to achieve their objectives; (7) our expected financings and investments; (8) the adequacy of our cash resources and working capital, including our ability to obtain continued financing on favorable terms; (9) the timing of cash flows, if any, from the operations of our portfolio companies; (10) the impact of increased competition; (11) the ability of our investment advisor to locate suitable investments for us and to monitor and administer our investments; (12) potential conflicts of interest in the allocation of opportunities between us and other investment funds managed by our investment advisor or its affiliates; (13) the ability of our investment advisor to attract and retain highly talented professionals; (14) changes in law and policy accompanying the new administration and uncertainty pending any such changes; (15) increased geopolitical unrest, terrorist attacks or acts of war, which may adversely affect the general economy, domestic and local financial and capital markets, or the specific industries of our portfolio companies; (16) changes and volatility in political, economic or industry conditions, the interest rate environment, foreign exchange rates or financial and capital markets; (17) the unfavorable resolution of legal proceedings; and (18) the impact of changes to tax legislation and, generally, our tax position.

BlackRock Capital Investment Corporation’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 2, 2022, identifies additional factors that can affect forward-looking statements.

Available Information

BlackRock Capital Investment Corporation’s filings with the SEC, press releases, earnings releases and other financial information are available on its website at www.blackrockbkcc.com. The information contained on our website is not a part of this press release.